================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G/A
                                 (RULE 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c)
             and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                      (Amendment No. _________1________)(1)

                         ACTIONS SEMICONDUCTOR CO., LTD
                        --------------------------------
                                (Name of Issuer)

                         AMERICAN DEPOSITARY SHARES (2)
                        --------------------------------
                         (Title of Class of Securities)

                                    00507E107
                        --------------------------------
                                 (CUSIP Number)

                                December 31, 2007
                        --------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             [ ]   Rule 13d-1 (b)

                             [x]   Rule 13d-1 (c)

                             [ ]   Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) Each American Depositary Shares represents 6 ordinary shares, par value US$0.000001 per share.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

================================================================================

Schedule 13G                              Forms
--------------------------------------------------------------------------------


-------------------------------                            -------------------
     CUSIP NO. 00507E107                    13G             Page 2 of 9 Pages
-------------------------------                            -------------------

--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      TETRAD VENTURES PTE LTD
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY
--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF        5.   SOLE VOTING POWER                 5,142,801
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER               NONE
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.   SOLE DISPOSITIVE POWER            5,142,801
PERSON WITH      ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER          NONE
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,142,801
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   [ ]
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.0%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                              Forms
--------------------------------------------------------------------------------


-------------------------------                            -------------------
     CUSIP NO. 00507E107                    13G             Page 3 of 9 Pages
-------------------------------                            -------------------

--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GIC SPECIAL INVESTMENTS PTE LTD
      (NONE)
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY
--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF        5.   SOLE VOTING POWER                 5,142,801
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER               NONE
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.   SOLE DISPOSITIVE POWER            5,142,801
PERSON WITH      ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER          NONE
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,142,801
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   [ ]
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.0%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                              Forms
--------------------------------------------------------------------------------


-------------------------------                            -------------------
     CUSIP NO. 00507E107                    13G             Page 4 of 9 Pages
-------------------------------                            -------------------

--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
      (NONE)
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY
--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF        5.   SOLE VOTING POWER                 5,142,801
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER               NONE
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.   SOLE DISPOSITIVE POWER            5,142,801
PERSON WITH      ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER          NONE
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,142,801
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   [ ]
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.0%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                              Forms
--------------------------------------------------------------------------------


-------------------------------                            -------------------
     CUSIP NO. 00507E107                    13G             Page 5 of 9 Pages
-------------------------------                            -------------------

--------------------------------------------------------------------------------
  1.  NAME OF REPORTING PERSONS
      I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
      GOVERNMENT OF SINGAPORE
      (NONE)
--------------------------------------------------------------------------------
  2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a) [ ]
                                                               (b) [X]
--------------------------------------------------------------------------------
  3.  SEC USE ONLY
--------------------------------------------------------------------------------
  4.  CITIZENSHIP OR PLACE OF ORGANIZATION
      SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF        5.   SOLE VOTING POWER                 5,142,801
SHARES           ---------------------------------------------------------------
BENEFICIALLY     6.   SHARED VOTING POWER               NONE
OWNED BY EACH    ---------------------------------------------------------------
REPORTING        7.   SOLE DISPOSITIVE POWER            5,142,801
PERSON WITH      ---------------------------------------------------------------
                 8.   SHARED DISPOSITIVE POWER          NONE
--------------------------------------------------------------------------------
  9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      5,142,801
--------------------------------------------------------------------------------
  10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                   [ ]
--------------------------------------------------------------------------------
  11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
      6.0%
--------------------------------------------------------------------------------
  12. TYPE OF REPORTING PERSON*
      OO
--------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a). NAME OF ISSUER

               ACTIONS SEMICONDUCTOR CO., LTD

ITEM 1(b). ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

               15-1, No. 1, HIT Road, Tangjia, Zhuhai,
               Guangdong, 519085,
               The People's Republic of China.

ITEM 2(a). NAME OF PERSON FILING

          I   Tetrad Ventures Pte Ltd

          II  GIC Special Investments Pte Ltd

          III Government of Singapore Investment Corporation Pte Ltd

          IV  Government of Singapore

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE

          I, II, & III   168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

          IV  c/o        Government of Singapore Investment Corporation Pte Ltd
                         168 Robinson Road
                         #37-01 Capital Tower
                         Singapore 068912

ITEM 2(c). CITIZENSHIP

          I, II, III & IV Singapore

ITEM 2(d). TITLE OF CLASS OF SECURITIES

               American Depositary Shares

ITEM 2(e). CUSIP NUMBER

               00507E107


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1 (b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A

               N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.        [x]

ITEM 4. OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

                                                                          Power to Vote             Power to Dispose
                                                                          -------------             ----------------
                                               No of Securities
             Person                           Beneficially Owned      Sole(1)    Shared(1)         Sole(1)   Shared(1)
             ------                           ------------------      -------    ---------         -------   ---------
Tetrad Ventures Pte Ltd                            5,142,801             0       5,142,801            0      5,142,801

GIC Special Investments Pte Ltd                    5,142,801             0       5,142,801            0      5,142,801

Government of Singapore
Investment Corporation Pte Ltd                     5,142,801             0       5,142,801            0      5,142,801

Government of Singapore                            5,142,801             0       5,142,801            0      5,142,801

Total(2) (all Reporting Persons)                   5,142,801             0       5,142,801            0      5,142,801

1 Tetrad Ventures Pte Ltd shares power to vote and power to dispose of the 5,142,801 securities beneficially owned by it with GIC Special Investments Pte Ltd, shares power to vote and dispose of the 5,142,801 securities beneficially owned by it with the Government of Singapore Investment Corporation Pte Ltd, and shares power to vote and dispose of the 5,142,801 securities beneficially owned by it with the Government of Singapore.

2 The reporting persons disclaim membership in a group.


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          N.A.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          N.A.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          N.A.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          N.A.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

          N.A.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

MATERIAL TO BE FILED AS EXHIBITS

1. Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.

(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




    January 16, 2008                   Tetrad Ventures Pte Ltd
------------------------
    Date
                                       by /s/ Kunnasagaran Chinniah
                                          --------------------------------------
                                          Kunnasagaran Chinniah
                                          Director



                                       GIC Special Investments Pte Ltd


                                       by /s/ Ng Kin Sze
                                          --------------------------------------
                                          Ng Kin Sze
                                          Senior Executive Vice President



                                       Government of Singapore Investment
                                       Corporation Pte Ltd


                                       by /s/ Ng Kin Sze         /s/ Ho Yuit Mun
                                          --------------------------------------
                                          Ng Kin Sze             Ho Yuit Mun
                                          Senior Executive       Director
                                          Vice President



                                       Government of Singapore
                                       by Government of Singapore Investment
                                       Corporation Pte Ltd, its attorney-in-fact


                                       by /s/ Ng Kin Sze         /s/ Ho Yuit Mun
                                          --------------------------------------
                                          Ng Kin Sze                 Ho Yuit Mun
                                          Senior Executive           Director
                                          Vice President